                                                                 Exhibit 99.13

KeraVision Reports
Fourth Quarter Revenues

Initial product, Intacs (trademark) for myopia, is recommended for FDA approval

Fremont, CA (February 4, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, today reported financial results for the fourth quarter and year ended December 31, 1998. Revenues totaled $332,000 for the quarter and consisted largely of sales to Canadian surgeons of surgical instruments and start-up inventories of Intacs (trademark) for treating myopia, which followed the product's Canadian launch in October. This compares to revenues of $94,000 for the fourth quarter the year before.

Net loss for the quarter was $7.2 million versus $5.4 million for the fourth quarter in 1997. The increase in losses was primarily due to market development investments in North America. The net loss per share applicable to common stockholders was 59 cents compared to 43 cents for the same quarter a year before. The per share calculation includes the effect of a Series B stock dividend of $383,000 to preferred stockholders.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "During the fourth quarter KeraVision advanced to the final stage of U.S. regulatory review with our initial product, Intacs for myopia. In Canada, we began our professional training and marketing effort with a core group of the country's leading vision correction surgeons. We also continued our work on a consumer marketing program that the company intends to test in a regional Canadian market in the second quarter."

Loarie continued, "In the research and development area, KeraVision continued to see positive clinical results from our newest area of product development, Intacs for the treatment of hyperopia -- the second most common vision problem after myopia. We are now expanding the hyperopia study beyond the initial clinical site in Mexico to three new sites in Europe, with a goal of eventual commercial review and approval in the European Union.

"Overall, 1998 was an important transition year for the company. With a professional sales and marketing model now in place in Canada, a consumer marketing model for Canada almost completed, and important milestones achieved in the U.S. regulatory process, KeraVision is laying the groundwork for entering the U.S. market and for revenue growth in 1999."

Revenues for the year ended December 31, 1998 were $835,000 which compared to $355,000 for the prior year. The net loss for the year was $27.4 million compared to a loss of $19.4 million in 1997. The increase in losses was primarily due to market development investments in Canada, increased patent coverage and investments in manufacturing.

Highlights and Achievements

On January 12, 1999, Intacs for myopia were unanimously recommended for approval, with certain conditions, by the Ophthalmic Devices Panel of the U.S. Food and Drug Administration (FDA). Conditions had to do with labeling and a post-market surveillance study, neither of which the company believes should cause material delays for final regulatory review. Approval to sell Intacs in the U.S. is subject to a final decision by the FDA.

In the second half of 1998 KeraVision entered the North American market following Canadian regulatory approval of Intacs, the first approved non-laser treatment that is designed especially for people with mild to moderate myopia, or nearsightedness.

In the U.S., the company's application for Pre-Market Approval (PMA) of Intacs for myopia was accepted for "filing," thereby clearing the way for last month's FDA panel meeting and for an anticipated final FDA decision on selling Intacs in the U.S.

Some of the other key events during the year include:

   U.S. market preparations -- In anticipation of possible FDA approval to sell Intacs in the U.S., the company formed a blue-ribbon faculty of leading ophthalmologists to help develop and oversee surgeon training programs in the U.S. Subject to FDA product approval, the company expects to be ready to begin offering surgeon training initially at four medical centers across the country, including in Atlanta, Kansas City, Minneapolis and San Diego.

   Hyperopia study update -- In a feasibility clinical study for Intacs for hyperopia, 85 percent of farsighted patients achieved 20/20 vision or better and 100 percent achieved 20/40 or better, based on early results that were reported to the American Academy of Ophthalmology in November. The data were from 13 Intacs patients who were treated abroad and monitored for one month. The study is currently being expanded to three more international clinical sites.

   Financing -- In June the company completed a private placement of convertible stock with gross proceeds to the company of $18 million.
In December, KeraVision entered into a definitive merger agreement to acquire Transcend Therapeutics, Inc. (Nasdaq: TSND) and its anticipated net cash balance of about $8 million for use in KeraVision's market development efforts, regulatory activities for products under development, research and development, and working capital and general corporate purposes. Transcend agreed to wind down its operations as a drug development company, and no Transcend employees will be retained.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild to moderate myopia (nearsightedness) and potentially for mild to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, market acceptance of KeraVision Intacs, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended September 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs is a registered
trademark or trademark
of KeraVision, Inc. in

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                                KERAVISION, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data; unaudited)

                                       Three Months Ended         Year Ended
                                          December  31,         December  31,
                                     --------------------- ---------------------
                                        1998       1997       1998       1997
                                     ---------- ---------- ---------- ----------



Net sales...........................      $332        $94       $835       $355

Costs and expenses:
   Cost of sales and manufacturing
    expenses........................     1,282      1,113      4,386      3,701
   Research and development.........     2,500      2,772     11,356     10,774
   Selling, general and                  3,912      1,842      9,693      6,405
      administrative................ ---------- ---------- ---------- ----------

Total costs and expenses............     7,694      5,727     25,435     20,880
                                     ---------- ---------- ---------- ----------
Operating loss......................    (7,362)    (5,633)   (24,600)   (20,525)

Interest income, net................       162        197        563      1,129
                                     ---------- ---------- ---------- ----------
 Net Loss...........................    (7,200)    (5,436)   (24,037)   (19,396)

Quarterly dividend on preferred
  stock.............................      (383)       --        (766)       --
Deemed dividend on preferred stock..       --         --      (2,611)       --
                                     ---------- ---------- ---------- ----------
Net loss applicable to Common
  Stockholders......................   ($7,583)   ($5,436)  ($27,414)  ($19,396)
                                     ========== ========== ========== ==========
Basic and diluted net loss per share
 applicable to Common Stockholders..    ($0.59)    ($0.43)    ($2.16)    ($1.55)
                                     ========== ========== ========== ==========
Shares used in calculation of
 net loss per share.................    12,745     12,567     12,686     12,528



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                                KERAVISION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                December 31  December 31,
                                                   1998         1997
                                                ---------- ------------

                     ASSETS
Current assets:
  Cash and cash equivalents...................     $1,449     $2,574
  Available-for-sale investments..............      6,279     11,539
  Prepaid expenses and other current assets...      1,508      1,265
                                                ---------- ----------
Total current assets..........................      9,236     15,378

Property and equipment, net                         1,840      1,869
Other assets..................................        108         98
                                                ---------- ----------
Total assets..................................    $11,184    $17,345
                                                ========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                               4,321      3,558
  Capital lease obligations - non-current.....        821        850
  Redeemable Convertible Series B Preferred
    Stock.....................................     17,489        --
  Total stockholders' equity (deficit) .......    (11,447)    12,937
                                                ---------- ----------
Total liabilities and total stockholders'
   equity (deficit)...........................    $11,184    $17,345
                                                ========== ==========
